EXHIBIT 99.1
------------


PRESS RELEASE
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        COOLSAVINGS REPORTS FOURTH QUARTER AND 2004 YEAR-END FINANCIALS

HIGHLIGHTS: -- RECORD FOURTH QUARTER REVENUES OF $12.2 MILLION; GROWTH OF 51% -- FOURTH QUARTER NET INCOME OF $1.5 MILLION -- FULL YEAR REVENUES OF $38.3 MILLION; GROWTH OF 18% -- FULL YEAR NET INCOME OF $0.7 MILLION


CHICAGO, Feb 03, 2005 /PRNewswire-FirstCall via COMTEX/ -- CoolSavings, Inc. (OTC Bulletin Board: CSAV), an interactive marketing services company, today reported results for the fourth quarter and year ended December 31, 2004. The Company posted a 51% increase in revenue in the fourth quarter compared to the same quarter of 2003, driven primarily by the continued success of CoolSavings' Lead Generation Network, launched earlier in 2004. Net revenues in the fourth quarter were $12.2 million compared to $8.1 million in the fourth quarter of 2003. The Company reported 7,359,000 new consumer registrations across its network for the quarter, an increase of 481% compared to the fourth quarter of 2003, driven primarily by the consumer registrations on the Lead Generation Network, which was not in place in the fourth quarter of 2004. The Company also reported a 7% increase in the number of revenue- producing actions taken by consumers across its network during the fourth quarter, as compared to the same period last year. Net income was $1.5 million in each of the fourth quarters ended December 31, 2004 and 2003.

(Logo: http://www.newscom.com/cgi-bin/prnh/20050203/CGTH021LOGO )

The Company's total operating costs and expenses in the fourth quarter of 2004 rose to $10.6 million from $6.5 million in the fourth quarter of 2003. The increase was primarily the result of the fees paid to partners related to the Lead Generation Network revenue in 2004, increased member acquisition costs, and increased costs related to the Company's Grocery Solutions service offering, launched in February 2004 with the acquisition of the Targeted Marketing Services (TMS) business from ADS Alliance Data Systems, Inc. The Company's income from operations was $1.6 million in each of the fourth quarters of 2004 and 2003. Income applicable to common stockholders was $1.0 million in the fourth quarter of 2004, or $0.02 per basic share and $0.01 per diluted share, as compared to net income applicable to common stockholders of $1.0 million, or $0.03 per basic share and $0.01 per diluted share, in the fourth quarter of 2003.

Cash flows from operations for the fourth quarter of 2004 were a positive $1.4 million, driven by the significant increases in revenue and cash collections.


FULL-YEAR FINANCIAL HIGHLIGHTS

Net revenues in 2004 were $38.3 million, compared to $32.4 million in 2003. The Company reported 14,532,000 new consumer registrations across its network in 2004, a 106% increase compared to 2003, due primarily to the consumer registrations on the Lead Generation Network which was launched in 2004. The Company also reported an 8% decline in the number of revenue-producing actions taken by consumers across its network in 2004, as compared to 2003. The Company's total operating costs and expenses in 2004 increased to $37.2 million from $31.3 million in 2003, reflecting the increase in partner fees related to the Lead Generation Network revenues, increased member acquisition costs and ongoing costs associated with the Company's acquisition of TMS in February of 2004. The 2004 results include




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a $0.2 million charge for lease exit costs and a $0.2 million benefit recorded for stock option expense. Results for 2003 include charges of $0.5 million for lease exit costs, $0.2 million for stock option expense, and $0.1 million for asset impairment expense. The Company's income from operations was $1.2 million and $1.1 million for 2004 and 2003, respectively. Net income was $0.7 million for each of 2004 and 2003. Net loss applicable to common stockholders in 2004 was $1.4 million, or $0.04 per basic and diluted share, as compared to net loss applicable to common stockholders of $1.3 million, or $0.03 per basic and diluted share, in 2003.

Cash flows from operations in 2004 were a positive $1.8 million, reflecting significant increases in revenue and cash collections.


FINANCIAL CONDITION

At December 31, 2004, the Company had cash and cash equivalents of $7.2 million, compared to $7.3 million at December 31, 2003. Accounts receivable, net of allowances for doubtful accounts, were $6.7 million at the end of 2004, compared to $4.8 million at the end of 2003. Current liabilities totaled $14.1 million and $12.4 million at the end of 2004 and 2003, respectively.

Matthew Moog, president & CEO of CoolSavings, Inc., stated, "CoolSavings ended 2004 with very strong momentum due to considerable investments made during the year in new product development and in sales and marketing. These investments have built a solid foundation from which CoolSavings expects to see significant future revenue growth and operating margin improvements."


EXPANSION OF THE COOLSAVINGS MARKETING NETWORK

As part of the Company's strategy to develop a distribution network for its core marketing services, the Company partnered with leading media properties to expand the CoolSavings Marketing Network with the addition of the Company's lead generation, e-mail and electronic/paperless coupon services. The CoolSavings Marketing Network previously offered only printable coupons through its distribution partners.


LAUNCH OF THE LEAD GENERATION NETWORK

In March 2004, the Company expanded its proven Lead Generation service to enable advertisers to deliver targeted opt-in offers across the Web sites of nearly 30 top CoolSavings Marketing Network partners. Network partners include The Meredith Publishing Group, a division of Meredith Corporation; weather.com, a division of The Weather Channel; About.com, a PRIMEDIA company; and Knight-Ridder newspaper Web sites. Lead generation marketing helps advertisers build their consumer database for e-mail, postal and telemarketing campaigns. Interested consumers complete a confirmed double opt-in process in which they provide their contact information to the advertiser to receive additional information or a special offer. A recent study indicated that nearly 85% of advertisers reported that 'lead generation' is the primary objective of their online marketing efforts.(1)

The Lead Generation Network showed strong progress throughout the year in both the number of partner Web sites and the volume of leads acquired for participating advertisers. To enhance lead quality and strengthen performance for advertisers, CoolSavings' team of analytics and technical professionals introduced several advanced features in the Lead Generation services, including field validation and real-time address verification against the U.S. Postal Service database. For network partners, the Company instituted its inventory management system, which controls site inventory and increases partner yield while presenting only the highest yielding offers to partners' consumers.



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In addition to the revenue generated through the Lead Generations Network, the Company incurs and pays associated partner fees related to this service.


ENHANCEMENT TO THE COUPON NETWORK

In the first quarter of 2004, CoolSavings expanded its innovative Internet coupon services with the addition of an electronic/paperless coupon network solution, acquired through the purchase of the TMS business. Utilizing this proprietary solution, CoolSavings now manages the Kroger Plus Internet Coupons electronic customer loyalty program on behalf of The Kroger Co., one of America's largest grocery retailers. During the second and third quarters of 2004, CoolSavings' technology powered a first-of-its kind continuity program for Kroger and one of the nation's leading sports drink manufacturers. This program enabled members of the Kroger Plus Internet Coupons program to earn points when they purchased qualified sports drink products while shopping with their Kroger loyalty card and then redeem the points online for merchandise.

During 2004, consumers obtained printable and electronic/paperless coupons from nearly 100 CPG brands via the Web sites of leading grocery retail and media partners, including AOL, iVillage, AllRecipes, The Kroger Co., Meijer Stores, Food Lion LLC, Defense Commissary Agency and Marsh Supermarkets, Inc. CoolSavings' grocery retail partners represent more than 4,000 stores nationwide.

CoolSavings was ranked the #1 Coupon Site on the Internet by comScore Media Metrix for every month in 2004, bringing the Company's tenure as the Internet's top coupon provider on the comScore Media Metrix list to 60 consecutive months. In December 2004, CoolSavings' consumer audience represented 53.6% of the total audience for Internet coupons according to comScore Media Metrix.


ENHANCEMENT TO THE E-MAIL NETWORK

In 2004, CoolSavings significantly increased e-mail revenue while implementing measures to control e-mail frequency to the Company's most responsive members through its predictive modeling platform and the second generation of its e-mail inventory management solution. CoolSavings also took steps to improve its e-mail deliverability at the top ISPs. In the fourth quarter, the Company was accepted in the Bonded Sender(TM) Program powered by IronPort, which certifies legitimate e-mail senders and increases the likelihood that e-mail will reach recipients' inboxes rather than an ISP spam filter.

In addition, as part of the TMS acquisition in the first quarter, CoolSavings took over ongoing management of Kroger's customer e-mail program and e-mail database of more than 1.5 million e-mail addresses.


LAUNCH OF FREESTYLE REWARDS

In the third quarter of 2004, CoolSavings entered the estimated $1.8 billion consumer rewards industry(2) with the soft launch of FreeStyle Rewards (SM), a new program that awards consumers points for making purchases at participating online merchant Web sites. Consumers redeem their points for a FreeStyle Rewards-branded MasterCard(R) gift card, which they may spend like cash at millions of locations across the United States and online. Currently available on coolsavings.com, FreeStyle Rewards will have its own consumer destination site when the program officially launches in the first quarter of 2005. More than 150 advertisers joined the FreeStyle Rewards program in 2004.






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CLIENT RETENTION

In 2004, CoolSavings provided marketing services to more than 1,000 clients, including nearly half of the top 100 national advertisers of 2004, as ranked by Advertising Age.(3) CoolSavings also experienced an 89% retention rate among the Company's top 100 revenue-producing clients from 2003.

"2004 was a pivotal year for CoolSavings," added Matthew Moog. "We came one step closer to our vision of Consumer Requested Marketing, where the consumer's trust is earned and their privacy is protected by gaining specific, affirmative consent through the delivery of timely, relevant and personalized offers. The success of the CoolSavings Marketing Network validates our strategy to build a distribution network for each of our four key marketing solutions, namely lead generation, e-mail, coupons and loyalty programs. These four solutions leverage our core competency by using self-reported, behavioral and transactional data to improve the effectiveness and relevancy of the Internet for consumers and marketers."


BUSINESS OUTLOOK

The following statements are based on current expectations, are forward-looking and actual results may differ materially. See "Cautionary Note Regarding Forward-Looking Statements" below.

CoolSavings remains focused on its mission to provide best-in-class interactive marketing solutions to its clients and partners that deliver value to consumers, protect their privacy and earn their trust. To achieve this mission, CoolSavings intends to continue to develop third-party network marketing relationships to grow the CoolSavings Marketing Network and distribute offer content to consumers through high quality online partners. The Company will invest its own media property, coolsavings.com, to improve the user experience to increase acquisition, return visitation, transactions and total lifetime value of its members. CoolSavings plans to enhance its analytics infrastructure by continuing to grow and refine targeting, optimization and predictive modeling capabilities and technologies for advertisers. The Company also plans to continue to improve its inventory management methodology and processes to provide greater yield for its network partners. Lastly, CoolSavings plans to build out its consumer rewards program, FreeStyle Rewards, by launching a new Web property, FreeStyleRewards.com. The Company plans to take steps to increase consumer membership and merchant participation and continue to improve upon the program infrastructure.

CoolSavings currently expects 2005 revenues to grow 30-40% as compared to 2004 results. This projected revenue of $49.9 million to $53.7 million is anticipated to result in 2005 operating income between 8% and 12% of revenues.

The Company expects its current liquidity position to meet its anticipated cash needs for working capital and capital expenditures, excluding potential acquisitions that may require large cash outlays, or any accelerated payments that Landmark may require, for the foreseeable future. The Company is in discussions with Landmark about Landmark's right to exercise its warrant for approximately 12.7 million shares of the Company's common stock at an exercise price of $0.50 per share. If this right is exercised in full before July 30, 2005, it would result in gross proceeds to the Company of approximately $6.3 million. After July 30, 2005, the exercise price increases to $0.75 per share. The Company would plan to use the proceeds, if any, to repay debt or for working capital of the business. There can be no assurance that Landmark will decide to exercise such warrant or exercise such warrant in full. If Landmark decides to exercise such warrant in part or in full, it would likely have a significant dilutive effect on CoolSavings' common stock.





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ABOUT COOLSAVINGS

CoolSavings is a leading interactive marketing services company for advertisers and publishers. The Company provides superior lead generation, e-mail, coupon and loyalty programs across its extensive network of Web properties and top partner sites. The Company maximizes results using sophisticated targeting, optimization and predictive modeling capabilities. Together these services could enable leaders in the consumer packaged goods, retail and direct marketing industries to reach more than 35 million active consumers and potentially generate more than 100 million responses in 2005, while delivering valuable content and revenue for the Company's network partners.

(1) Digital Marketing Dialog 2004; CMO Council, BtoB Magazine, USA TODAY and Responsys

(2)   Colloquy, "Loyalty Trends for the 21st Century", April 2004

(3)   Advertising Age, June 28, 2004


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements made regarding the number of qualified leads to be generated by CoolSavings' Lead Generation Network Service in 2004 and 2005, statements under the caption "Business Outlook" and other statements regarding the Company's expectations, beliefs, hopes, intentions, or strategies. Where possible, these forward- looking statements have been identified by use of words such as "project," "anticipate," "intend," "plan," "will," "expect," and similar expressions. Known and unknown risks, uncertainties and other factors, both general and specific to the matters discussed in this press release, may cause the Company's actual results and performance to differ materially from the future results and performance expressed in, or implied by, such forward-looking statements. These risks, uncertainties, and other factors include, without limitation, the Company's ability to secure financing to meet its long-term capital needs; CoolSavings' ability to secure long-term contracts with existing advertisers and Lead Generation Network partners, and attract new advertisers and Lead Generation Network partners; CoolSavings' ability to add new members; CoolSavings' successful introduction of new services and features, CoolSavings' ability to compete successfully against current and future competitors, CoolSavings' ability to protect its patents, trademarks and proprietary rights, CoolSavings' ability to continue to attract, assimilate and retain highly skilled personnel, general industry, economic and market conditions and growth rates, the potential for higher actual media costs, and other costs and expenses when compared to estimated costs and projections. For a discussion of these and other risks, uncertainties and factors which could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements, see "Risk Factors" in the Company's annual report on Form 10-K for the year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, both as filed with the SEC.

The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or otherwise reflect new developments or changed circumstances, unless expressly required by applicable federal securities laws. You should not place undue reliance on any such forward-looking statements.









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                               COOLSAVINGS, INC.
                           STATEMENTS OF OPERATIONS
                                  (Unaudited)
                (in thousands, except share and per share data)


                                    For the                 For the
                              Three Months Ended      Twelve Months Ended
                           ------------------------  ----------------------
                                  December 31,            December 31,
                               2004         2003        2004        2003
                           -----------  -----------  ----------  ----------
Revenue:
  e-marketing services . . $    12,199   $    8,013  $   38,267  $   32,119
  License royalties. . . .          12           66          80         273
                           -----------  -----------  ----------  ----------
Net revenues . . . . . . .      12,211        8,079      38,347      32,392

Total operating costs
  and expenses . . . . . .      10,594        6,454      37,193      31,303
                           -----------  -----------  ----------  ----------

Income from operations . .       1,617        1,625       1,154       1,089
                           -----------  -----------  ----------  ----------

Other income (expense):
  Interest and other
    income . . . . . . . .          20            9          47          40
  Interest expense . . . .        (134)        (124)       (515)       (474)
                           -----------  -----------  ----------  ----------
    Total other
      (expense). . . . . .        (114)        (115)       (468)       (434)
                           -----------  -----------  ----------  ----------

Income before income
  taxes. . . . . . . . . .       1,503        1,510         686         655
Income taxes . . . . . . .          (4)       --            (13)      --
                           -----------  -----------  ----------  ----------
    Net income . . . . . .       1,499        1,510         673         655

Cumulative dividend on
  Series B Preferred
  Stock. . . . . . . . . .        (538)        (496)     (2,086)     (1,926)
                           -----------  -----------  ----------  ----------
Net income (loss)
  applicable to common
  stockholders . . . . . . $       961  $     1,014  $   (1,413) $   (1,271)
                           ===========  ===========  ==========  ==========

Net income (loss) per
  basic share. . . . . . . $      0.02  $      0.03  $    (0.04) $    (0.03)
                           ===========  ===========  ==========  ==========

Weighted average shares
  used in the calcula-
  tion of net income
  (loss) per basic
  share. . . . . . . . . .  39,305,935   39,132,073  39,249,478  39,107,203
                           ===========  ===========  ==========  ==========

Net income (loss) per
  diluted share. . . . . . $      0.01   $     0.01  $   (0.04)  $    (0.03)
                           ===========  ===========  ==========  ==========

Weighted average shares
  used in the calculation
  of net income (loss)
  per diluted share. . . . 227,446,357  227,687,202  39,249,478  39,107,203
                           ===========  ===========  ==========  ==========

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SOURCE      CoolSavings, Inc.

CONTACT:    CoolSavings, Inc.

            Melissa Lederer, 312-224-5153
            melissa@coolsavings.com

            or

            Kupper Parker Communications
            Mary Scholz Barber, 314-290-2013
            mbarber@kupperparker.com



"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding CoolSavings, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.















































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